UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2004

The Chalone Wine Group, Ltd.

(Exact name of Registrant as Specified in its Charter)

California	0-13406	94-1696731

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 Airpark Road, Napa, California 94558

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 254-4200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

     On November 16, 2004, The Chalone Wine Group, Ltd. (the “Company”) received a letter from the staff of the Nasdaq Stock Market, Inc. stating that the Company did not meet independent director requirements for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4350(c)(1). In the letter, the Nasdaq staff stated its position that only five of the Company’s eleven directors were independent. The letter also indicated that, unless the Company requests a hearing with respect to the Nasdaq staff’s determination, the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on November 24, 2004.

     On November 22, 2004, two directors of the Company, Yves-Andre Istel and George E. Myers resigned from the Company’s board of directors in an effort to maintain the listing of its common shares on the Nasdaq National Markets. While the Company believes that these resignations and related changes will result in the Company being in compliance with the independent director requirements, the Company has requested a hearing with a Nasdaq Listing Qualifications Panel to review the position of the Nasdaq staff. There can be no assurance that the Panel will grant the Company’s request for continued listing. With the resignations, the number of members of the Company’s board of directors was reduced to nine, of which the majority are independent under Nasdaq rules. As additional measures to comply with Nasdaq independence requirements, Christophe Salin was replaced on the compensation committee of the Company’s board of directors by John Diefenbach and the Company’s board of directors formed a nominating committee consisting of Messrs. Marcel Gani, C. Richard Kramlich and Phillip M. Plant.

     On November 22, 2004, the Company issued a press release announcing its receipt of the delisting notification from Nasdaq, the changes to its board of directors, and its request for a hearing before a Nasdaq Listing Qualifications Panel. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

     (c)   Exhibits.

99.1	Press release issued by the Registrant, dated November 22, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Chalone Wine Group, Ltd.
Date: November 22, 2004	By:	/s/ Shawn Conroy Blom Shawn Conroy Blom Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Registrant, dated November 22, 2004